Exhibit 16.1

[BF Borgers Letterhead]

January 20, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Mainz Biomed N.V. in its Form 6-K dated January 20, 2023. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Mainz Biomed N.V. contained therein.

Very truly yours,

/s/ BF Borgers CPA P.C.